UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 30, 2019

Water Now, Inc.

(Exact name of registrant as specified in charter)

Texas	000-55825	81-1419236
(State of incorporation)	(Commission File No.)	(IRS Employee Identification No.)

2840 Bryan Avenue Fort Worth Texas	76104
(Address of principal executive offices)	(Zip Code)

(817) 900-9184

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document may contain forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements, if any, are identified by, among other things, the words “anticipates”, “believes”, “estimates”, “expects”, “plans”, “projects”, “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement, was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)

Effective as of May 1, 2016, the Company entered into a three-year employment agreement with Mr. Mark Dyos to serve as the Company’s President. The agreement called for monthly payments of $7,000 per month through April 2017 and $15,000 per month thereafter. The employment agreement also provided for the grant of 500,000 shares of the Company’s common stock, which were fully vested at May 1, 2017. Mr. Dyos received an additional grant of 500,000 shares of common stock on the first day following the second month in which the Company recognized revenue pursuant to generally accepted accounting principles. Mr. Dyos and the Company have mutually agreed not to renew the employment agreement, with Mr. Dyos’ last day of service to the Company being April 30, 2019.

The duties and responsibilities of Mr. Dyos shall be assumed by both David King, the Company’s Chief Executive Officer, and Jeffrey Olson, the Company's Vice President.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ David King
David King,
Chief Executive Officer
Date: April 30, 2019